Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

THE BANCORP, INC.

The Bancorp, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

FIRST:  That at a meeting of the board of directors of the Company held on January 29, 2016, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company.  The resolution setting forth the amendment is as follows:

RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Company be amended so that the same, as amended, reads as follows:

FOURTH: The Corporation shall be authorized to issue Seventy Five Million (75,000,000) shares of Common Stock at $1.00 par value, and Five Million (5,000,000) shares of Preferred Stock at $.01 par value. The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time to divide the Preferred Stock of the Corporation into one or more classes, series, or series within a class, to fix and determine the variable rights or preferences of any class or series so established and to change redeemed or reacquired shares of any one series within a class thereof into shares of another series.

SECOND:  That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved, in person or by proxy, by a majority of the stockholders of the Company at a duly convened meeting of stockholders held on May 18, 2016.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 222 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by Paul Frenkiel,  its Chief Financial Officer and Secretary this 18th day of May, 2016.

THE BANCORP, INC.

By: /s/ Paul Frenkiel_______________________

Paul Frenkiel

Chief Financial Officer and

Secretary